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                                                                   Exhibit 10.21



           MEMORANDUM OF UNDERSTANDING DATED DECEMBER 11, 1997 BETWEEN
                   THE COMPANY AND FOAMEX INTERNATIONAL, INC.






                  [INFORMATION PLACED IN BRACKETS [ ] HAS BEEN
                    OMITTED IN ACCORDANCE WITH A CONFIDENTIAL
                   TREATMENT REQUEST PURSUANT TO RULE 406 AND
                  HAS BEEN FILED SEPARATELY WITH THE COMMISSION




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                           Memorandum of Understanding
                                     between
                            Frisby Technologies, Inc.
                                       and
                           Foamex International, Inc.


                                December 11, 1997


The Parties have agreed, in principle, to establish a License Agreement in order to provide Foamex International, Inc. (hereinafter "Foamex") with certain rights to manufacture selected foam products that contain microencapsulated phase change materials (hereinafter "the Technology"), and to sell same under Frisby's ComforTemp(R) tradename, subject to the provisions and understandings below. This document, while not binding upon either party, sets forth the status of negotiations to date. The parties commit to continuing their good faith negotiations so as to execute a final and binding agreement within the next thirty (30) days. The parties recognize, however, that nothing herein commits either party to a final contract.

1.       Scope of License

         (a) License to Sell: Frisby grants Foamex a five (5) year Co-Exclusive License, with a two (2) year option based on TBD annual volume guarantees, to sell ComforTemp polyurethane foams worldwide. Frisby Technologies will remain the only other source that can sell ComforTemp polyurethane foams during this exclusive license.

                  (i) Frisby grants to Foamex the right to sublicense their rights to develop and sell ComforTemp based products to selected end-product manufacturers, subject to the prior written approval of Frisby.

                  (ii) The Territory of the license to sell shall be worldwide.

         (b) License To Manufacture: Frisby grants Foamex a five (5) year exclusive License, with a two (2) year option based on TBD pricing guarantees, to manufacture polyurethane ComforTemp foams, with the sole exception of ComforTemp LX and DX foams supplied by LMI under their existing license, within the Territory*. All non-LMI polyurethane foams that are sold within the Territory by Frisby will be supplied by Foamex to Frisby at a mutually agreeable distributor discount.

                  (i) Frisby does not grant to Foamex the rights to sublicense the manufacture of ComforTemp to a third party.

                  (ii) The Territory of the license to manufacture shall be the Americas. However, if Foamex formally commits to establish a manufacturing facility for ComforTemp polyurethane foams outside of the Territory, then that region will be added by Frisby to the licensed territory hereunder.
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                  (iii) Frisby cannot guarantee that certain customers will
                  specify Foamex foams.

2.       License Fees and Requirements:

In return for the exclusive license granted above, Foamex agrees, at a minimum, to provide the following to Frisby:

                  (i) A one time, up-front License Fee of [This information has been omitted in accordance with a Confidential Treatment Request and has been filed separately with the Commission.], payable at signing of the License,

                  (ii) Technical Support payments of [This information has been omitted in accordance with a Confidential Treatment Request and has been filed separately with the Commission.] on the tenth (10th) day of each month from 2/98 through 5/98 and from 1/99 through 4/99,

                  (iii) A Purchase Order for 3,000 lb. of Thermasorb(R) development quantities at [This information has been omitted in accordance with a Confidential Treatment Request and has been filed separately with the Commission.] deliverable by January 23, 1998,

                  (iv) In addition to the above fees, Foamex will pay Frisby [This information has been omitted in accordance with a Confidential Treatment Request and has been filed separately with the Commission.] of any sublicense fees and royalty income related to the Technology received by Foamex from any third parties, and

                  (v) Foamex will prominently feature the ComforTemp logo in all advertising, brochures, sales sheets, and other promotional materials and at all appropriate trade shows.

3.       Sole Source Supply:

         1. Microcapsules: The Parties hereto agree that Frisby Technologies will be the sole source of supply for all microencapsulated phase change materials (i.e., Thermasorb) that are required by Foamex, and any of their Sublicensees or affiliates, for the life of this agreement. Frisby will offer to Foamex Frisby's best available pricing for same.

         2. ComforTemp: Except for those materials purchased from LMI under its' existing license from Frisby, Foamex will be Frisby's sole source of ComforTemp polyurethane foams within the Territory at not-to-exceed pricing and terms to be agreed upon prior to execution of License. Frisby and Foamex will also establish a mutually agreeable distributor discount from the Foamex price list for sales by Frisby.



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4.       Delivery of Product:

In order to protect production lead-times and customer requirements, Foamex shall maintain an adequate inventory of Thermasorb additives on hand to support all orders due within ninety (90) days. Further, the Parties will agree on standard reorder lead-times and other terms of sale prior to License execution.

5.       Intellectual Property:

Intellectual property relating t the licensed Technology, developed by either party under this Agreement, shall remain the exclusive intellectual property of Frisby, and will be subsequently included within the Foamex License. Any manufacturing and/or process improvements that are solely developed by Foamex relating to the manufacture of the licensed foam products, as well as any intellectual property not related to the technology shall remain the exclusive Intellectual property of Foamex.

6.       Product Support, New Product Development and News Releases:

         1. Foamex will maintain a dedicated in-house development and manufacturing effort to develop new applications of ComforTemp polyurethane foams for existing and new customer applications throughout the full term of the License.

         2. If Frisby intends to develop and/or launch new, non-polyurethane ComforTemp foam product offerings, Foamex will be given the opportunity, on a case-by-case basis and subject to a Foamex commitment to invest appropriate development resources at that time, to participate in the project.

         3. Foamex agrees to support Frisby and its' customers at a reasonable number of sales and/or technical meetings in order to address any technical questions the third party may have.

         4. The parties agree to collaborate on all public relations and media releases respecting this Agreement and all products developed or sold by any party containing the Technology.



FRISBY TECHNOLOGIES, INC.    FOAMEX INTERNATIONAL, INC.



\s\ Greg Frisby                     \s\ Andrea Farace
-----------------------------       --------------------------------------------
Greg Frisby, Chairman and CEO       Andrea Farace, Chairman and CEO